EXHIBIT 99.2

     AFFILIATES OF BERKSHIRE PARTNERS AND BLUM CAPITAL PARTNERS TO PURCHASE
          PRG-SCHULTZ SHARES FROM DIRECTORS HOWARD SCHULTZ AND ANDREW
                          SCHULTZ AND THEIR AFFILIATES


ATLANTA, Aug 19, 2002 /PRNewswire-/PRNewswire-FirstCall via COMTEX/ --

HOWARD SCHULTZ TO RETIRE AS CHAIRMAN BUT REMAIN DIRECTOR; CEO JOHN COOK TO BE NAMED CHAIRMAN; COO MARK PERLBERG PROMOTED TO PRESIDENT

PRG-Schultz International, Inc. (Nasdaq: PRGX) ('the Company') announced today that Howard Schultz, chairman, Andrew Schultz, executive vice president and director, and certain of their affiliates (collectively referred to herein as 'the Schultz holders'), have entered into agreements to sell approximately $75.7 million, or approximately 8.68 million shares, of PRG-Schultz common stock to certain affiliates of Berkshire Partners LLC ('Berkshire') and Blum Capital Partners LP ('Blum'), in private transactions. Berkshire and Blum will each purchase approximately $37.8 million, or approximately 4.34 million shares, of PRG-Schultz common stock. Both investment firms are currently represented on the Company's board of directors.

Each of Berkshire and Blum have also agreed to lend to certain Schultz holders in the aggregate $25 million, and have entered into put and call arrangements to purchase additional shares from the Schultz holders to the extent that the Company does not exercise its options to purchase such shares as described below.

The Schultz holders have agreed to grant the Company two options to purchase in total approximately $25.2 million of PRG-Schultz common stock, or approximately
2.89 million shares, at a price of $8.72 per share plus accretion at 8% per annum. One of these options, pertaining to approximately 1.45 million shares expires in approximately six months with the second option for an additional
1.45 million shares expiring in approximately nine months.

"I am delighted that two successful investment firms of the caliber of Berkshire Partners and Blum Capital Partners have the confidence in PRG-Schultz to make the substantial investments that they have," said John Cook, chief executive officer of PRG-Schultz. "Both firms have provided valuable contributions and insights through their representation on our board, and I look forward to our continued partnership."

Garth  Greimann,   managing  director,   Berkshire  Partners,  and  director  of
PRG-Schultz, commented, "Berkshire Partners believes strongly in PRG-Schultz's business model and its leadership position in the industry."

Colin Lind, managing partner, Blum Capital Partners, and director of PRG-Schultz, added, "Blum Capital Partners supports the experienced management team of PRG-Schultz. We have increased our stake in the Company because we have a long-term commitment to its success."

The sale transactions, expected to close before the end of August, are subject to regulatory approval.

Upon its purchase of the approximately 4.34 million shares, Blum is expected to beneficially own approximately 20.3% of the outstanding common stock of PRG-Schultz, including approximately 5.17 million shares which would be issued to Blum upon their conversion of $40 million of convertible notes. Any shares owned by Blum or its affiliates in excess of 15% of PRG-Schultz's outstanding shares will be voted as recommended by the Company's board of directors. The


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Company's board of directors has also approved a one-time and limited  exemption to Blum under PRG-Schultz's Shareholder Rights Plan. Upon its purchase of the approximately 4.34 million shares, Berkshire is expected to own approximately 6.7% of the outstanding common stock of PRG-Schultz. These ownership percentages do not include any shares that Berkshire or Blum may acquire as a result of the put/call arrangements described above.

The Schultz holders will continue to own approximately 1.5 million shares, or approximately 2.3% of PRG-Schultz's outstanding common shares, after the sale and after giving effect to full exercise of the option and put/call arrangements described above. Each of Berkshire and Blum have agreed with the Company to not sell any shares acquired in the transaction prior to January 24, 2004, except for transfers to affiliates and transfers approved by the Company's board of directors. Beginning January 24, 2004, both Berkshire and Blum will have registration rights with certain limitations.

The Company is discussing with its bank syndicate the conditions under which the Company may take advantage of the option opportunities.

The Company also announced that, upon the close of the sale transactions, Howard Schultz will retire as chairman of the board, but will remain a director of the Company. At that time, John Cook, chief executive officer, will reassume the additional responsibilities of chairman of the board of directors. The Company also announced that current PRG-Schultz directors Andrew Schultz and Nate Levine will resign from the board, upon the close of the sale transactions. The Company does not intend to replace these directors at this time, and the size of the board has been reduced to 11. As announced in a separate press release today, Mark Perlberg, chief operating officer, has been elected president effective immediately.

Cook said, "I thank Howard for his vision, dedication and commitment to this company and our industry. Howard has devoted the better part of his professional career to the development of the accounts payable recovery auditing business and he has been a driving force in making PRG-Schultz the most comprehensive provider of accounts payable recovery services in the industry. The PRG-Schultz family is grateful for all of Howard's efforts, including his years of service to HS&A and later PRG-Schultz. We all look forward to his continuing contributions as a director of the Company, and I personally look forward to his counsel and insight as the founder of this industry for many years to come. I would also like to thank Andrew and Nate for their contributions to our shareholders and the Company. I wish them future success."

Howard Schultz said, "I am very proud of the success we have achieved in making PRG-Schultz an unmatched leader in our industry. With the successful integration of our two companies essentially complete, this is a logical time for me to retire as chairman. There is no better group to lead PRG-Schultz through its next phase of growth and development than John Cook, Mark Perlberg and their management team. I will continue to enthusiastically support PRG-Schultz and I intend to remain an active and involved member of the board and a shareholder in the Company."

About PRG-Schultz International, Inc.

Headquartered in Atlanta, PRG-Schultz International, Inc. (PRG-Schultz) is the world's leading provider of recovery audit services. PRG-Schultz employs approximately 3,500 employees, providing clients in over 40 countries with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG-Schultz industry specialists review client invoices, purchase orders, receiving documents, databases, and correspondence files to recover lost profits due to overpayments or under-deductions. PRG-Schultz is retained on a pay-for- performance basis, receiving a percentage of each dollar recovered. Additional information may be found at http://www.prgx.com .


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About Blum Capital Partners LP

Blum Capital Partners is a leading strategic block and private equity investment firm with approximately $4.8 billion of equity capital under management, including affiliates. Blum Capital Partners was founded in 1975 and has invested in a wide variety of businesses in partnership with management teams to create long-term value. Additional information may be found at http://www.blumcapital.com .

About Berkshire Partners LLC

Berkshire Partners is an active investor in the private equity market managing approximately $3.5 billion of equity capital. Through its 18-year investment history, Berkshire has invested in over 70 companies with a primary focus on building solid, growth-oriented companies in conjunction with strong, equity-incented management teams. Berkshire invests in a number of industries including manufacturing, retailing, transportation, telecommunications and business services. Additional information may be found at http://www.berkshirepartners.com .

SOURCE PRG-Schultz International, Inc.

CONTACT:

     Investors - Leslie H. Kratcoski, Investor Relations,
     +1-770-779-3099, or Media - Michelle B. Duncan, Corporate Communications, +1-770-779-3295, both of PRG-Schultz International, Inc.


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